Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Jerry McAuliffe, CFO
Electronic Retailing Systems International, Inc.
203-849-2500

Electronic Retailing Systems International, Inc. Commences
Winding Down of its Electronic Shelf Label Operations

Forms Special Board Committee to Consider
Merger Proposal from Principal Stockholders

NORWALK, CT - May 1, 2001 - Electronic Retailing Systems International, Inc. ("ERS")(OTC BB:ERSI) announced today it has commenced the winding down of its electronic shelf label (ESL) operations on an orderly basis. This decision is a result of apparent insufficient interest in the retail community for ESL systems to justify or attract further economic investment in the reasonably foreseeable future.

ERS will continue to support its customers over a period anticipated as 90 days, and plans to provide each customer with adequate supplies and spares so as to maintain the current installed base of ESL systems for the near term.

ERS will continue its management agreement with NewCheck
Corporation.

ERS also announced the formation of a special board committee to consider a proposal received from Norton Garfinkle and Bruce F. Failing, Jr., who beneficially own approximately 51.7% of the outstanding ERS Common Stock, to acquire, for cash, the shares of ERS Common Stock not contributed by them and certain other investors to a newly-formed corporation organized by them ("Holdco"). The proposed transaction would be accomplished through (i) the merger into ERS of a subsidiary of Holdco, following the reclassification of the ERS Common Stock contributed to Holdco as shares of a new Class B Common Stock of ERS to be outstanding after the merger as the sole class of common equity of ERS, and (ii) the payment by Holdco to the remaining holders of ERS Common Stock of $0.24 per share. The proposed transaction is subject to agreement with ERS and, subsequently, negotiation of definitive documentation. The special board committee intends to engage investment bankers and special counsel to advise it concerning the proposed transaction.

This press release contains forward-looking statements that involve risks and uncertainties. ERS' actual results may vary from those anticipated due to a number of factors, including, without limitation, the timely availability and acceptance of new products, the rate of development of the emerging market for electronic shelf label systems, the impact of competitive products and pricing, the ability to obtain system components from suppliers, the management of growth, and other factors set forth in reports and other documents filed by ERS with the Securities and Exchange Commission from time to time.

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